EXHIBIT 99.1.1

Investor Contacts:
Richard T. Schumacher, President & CEO                                                                                                           Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman                                                                                                                (508) 230-1828 (T)

   Pressure BioSciences, Inc. Granted Extension to October 3, 2011 to Regain
    Compliance with NASDAQ Minimum Stockholders’ Equity Requirement

South Easton, MA, June 15, 2011 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced that the Company received a notice from NASDAQ on June 10, 2011 granting it an extension of time until October 3, 2011 to regain compliance with the NASDAQ minimum stockholders’ equity requirement of $2.5 million.

On April 6, 2011, the Company received a staff deficiency letter from The NASDAQ Stock Market, LLC (“NASDAQ”) indicating non-compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(1).

On May 23, 2011, the Company submitted a written plan (the “Plan”) to NASDAQ that outlined its strategy to regain compliance.  In the Plan, the Company stated that it would need to raise at least $5 million in additional equity capital to report stockholders’ equity in excess of $2,500,000 on September 30, 2011, and remain above the requirement for the foreseeable future.

Based on the Company’s Plan, on June 10, 2011 the Company received a notice from NASDAQ granting it an extension of time until October 3, 2011 to regain compliance with the NASDAQ minimum stockholders’ equity requirement of $2.5 million.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a NASDAQ Capital Market listed company focused on the development and sale of instrumentation and consumables based on a novel, enabling technology platform called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 24 issued patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts on the development and sale of PCT-enhanced bio-molecule extraction and enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements that imply that the Company will sell any additional securities in subsequent closings of the private placement and that the Company will continue to be listed on the NASDAQ Capital Market. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT-based product line; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; that the Company may not be successful in raising additional funds beyond the first tranche of $825,720 of its private placement; and if actual operating costs are higher than anticipated, or revenues from product sales are less than anticipated, the Company may need additional capital sooner than expected.  The Company will need additional capital to fund its operations and there can be no assurance that such additional capital will be available on acceptable terms if at all.  Further, the Company has received a staff deficiency letter from The NASDAQ Stock Market, LLC (“NASDAQ”) indicating that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended December 31, 2010, the Company does not comply with the minimum stockholders’ equity requirement of $2,500,000 for continued listing on the NASDAQ Capital Market.  The Company submitted to NASDAQ on May 23, 2011 a written plan (the “Plan”) that outlined its strategy to regain compliance with the continued listing requirements. The Company received notice from NASDAQ on June 10, 2011 that it had been granted an extension of time until October 3, 2011 to regain compliance with the NASDAQ minimum stockholders’ equity requirement. There is no assurance that the Company will be able to raise the funds required by October 3, 2011 to maintain its NASDAQ Capital Market listing. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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http://www.pressurebiosciences.com